EXHIBIT 16.1

December 23, 2021

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of LiquidValue Development Inc. and subsidiaries’ Form 8-K dated December 23, 2021, and we agree with the statements set forth in Item 4.01, insofar as they relate to our firm. We have no basis to agree or disagree with other statements made by the registrant contained therein.

Very truly yours,

Briggs & Veselka Co.

Houston, Texas